IMATRON INC.
                           389 Oyster Point Boulevard
                      South San Francisco, California 94080

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 28, 1996



     TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Imatron Inc., a New Jersey corporation (the "Company"), will be held on Friday, June 28, 1996, at 10:00 a.m., local time, at The Ramada Inn, Terrace Ballroom, 245 South Airport Boulevard, South San Francisco, California, for the following purposes:


     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To consider and vote upon a proposal to amend the Company's 1994 Employee Stock Purchase Plan to increase the number of shares available for future issuance under the plan.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on May 1, 1996 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.
                                       By order of the Board of Directors


                                       /s/ Gary H. Brooks
                                       -----------------
                                       Gary H. Brooks
                                       Secretary

South San Francisco, California
May 7, 1995


    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE,
SIGN,   AND  RETURN  THE   ENCLOSED   PROXY  AS  PROMPTLY  AS  POSSIBLE  IN  THE
POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                  IMATRON INC.
                           389 Oyster Point Boulevard
                      South San Francisco, California 94080


                                 PROXY STATEMENT


General

     The enclosed proxy is solicited on behalf of the Board of Directors of Imatron Inc., a New Jersey corporation (the "Company"), for use at the annual meeting of shareholders to be held on June 28, 1996, at which shareholders of record on May 1, 1996 will be entitled to vote. On May 1, 1996, the Company had issued and outstanding 70,026,336 shares of Common Stock. The annual meeting will be held at The Ramada Inn, Terrace Ballroom, 245 South Airport Boulevard, South San Francisco, California.

Voting

     Holders of Common Stock are entitled to one vote for each share of Common Stock held. With respect to the election of directors, shareholders are entitled to cast the number of votes held by the shareholder for as many persons as there are directors to be elected.

Revocability of Proxies

     Any person giving a proxy in the form accompanying this statement has the power to revoke such proxy at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office an instrument of revocation or a duly executed proxy bearing a later date, or by filing written notice of revocation with the secretary of the meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot.

Solicitation

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

     The Company intends to mail this proxy statement on or about May 10, 1996.

Shareholder Proposals for Next Annual Meeting

     Proposals of shareholders that are intended to be presented at the Company's 1997 annual meeting of shareholders must be received by the Company no later than January 8, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the Company's voting securities as of April 15, 1996 by (i) all those known by the Company to be beneficial owners of more than five percent of any class of the Company's voting securities; (ii) each director; (iii) each named executive officer; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners(1)

                  Name and                Amount
                  Address of              of Direct
Title of          Beneficial              Beneficial                Percent
Class             Owner                   Ownership                 of Class

Common            Marukin                 5,471,617                  7.8%
                  Corporation(2)


(1) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d),13(g) and 16(a) and information made known to the Company.

(2)    Marukin Corporation, 6, Rokuban-Cho Chiyoda-Ku, Tokyo 10


Security Ownership of Directors and Executive Officers

     The table below presents the security ownership of the Company's Directors, and Named Executive Officers.

                                          Amount and
                    Name of               Nature of
                    Beneficial            Beneficial           Percent of
Title of Class      Owner                 Ownership(1)         Class(2)
Common              Douglas P. Boyd       2,009,095(3)             2.9%
Common              Gary H. Brooks          123,886(4)               *
Common              John L. Couch            13,250(5)               *
Common              Dale E. Grant           124,000(5)               *
Common              Giovanni Lanzara         12,500(5)               *
Common              S. Lewis Meyer          887,440(6)             1.3%
Common              Terry Ross                6,250(7)               *
Common              Aldo Test                50,000(8)               *
Common              All Directors and     3,226,421(9)               *
                    Executive Officers                             4.6%
                    as a Group

*        Does not exceed 1% of the referenced class of securities.

(1)      Ownership is direct unless indicated otherwise.
(2) Calculation based on 70,026,336 shares of Common Stock outstanding as of April 17, 1996.
(3) Includes 40,000 shares held by Dr. Boyd's wife and 179,950 shares issuable upon the exercise of stock options that are exercisable as of April 15, 1996 or that will become exercisable within 60 days thereafter.

(4) Includes 8,886 shares owned directly and 115,000 shares that are exercisable as of April 15, 1996 or that will become exercisable within 60 days thereafter.
(5) All shares are issuable upon the exercise of stock options that are exercisable as of April 15, 1996 or that will become exercisable within 60 days thereafter.
(6) Includes 37,440 shares owned directly, 450,000 shares issuable upon the exercise of stock options that are exercisable as of April 15, 1996 or that will become exercisable within 60 days thereafter and 400,000 shares issuable upon conversion of a warrant that are exercisable as of April 15, 1996.
(7) Includes 6,250 shares that are exercisable as of April 15, 1996 or that will become exercisable within 60 days thereafter.
(8)      Includes 50,000 shares owned directly.
(9) Includes 1,300,950 shares that directors and executive officers had the right to acquire pursuant to the exercise of options and a warrant that were exercisable on April 15, 1996 or that will become exercisable within 60 days thereafter. The percentage of beneficial ownership assumes the exercise of the aforesaid options by officers and directors.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until his death, resignation, or removal.

     There are five nominees for the five Board positions authorized by the Company's Bylaws. All directors were previously elected to the Board by the shareholders. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for five nominees named below. The five candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the Company.

                      MANAGEMENT RECOMMENDS A VOTE FOR EACH
                    OF THE NOMINEES FOR DIRECTOR NAMED BELOW

Nominees

     Five directors will be elected at the annual meeting to serve for one year expiring on the date of the annual meeting in 1997. Set forth below is information regarding the nominees, including information furnished by them.

                                 Percentage of 1995
                                 Board or Committee
Name                 Age         Meetings Attended(1)       Executive Position

Douglas P. Boyd      54                 100%               Chairman of the Board
John L. Couch        54                 100%
S. Lewis Meyer       51                 100%               President and Chief
                                                             Executive Officer
Terry Ross           48                  86%
Aldo J. Test         72                 100%

(1) The percentage of meetings attended is based on the total number of Board and Committee meetings which the particular director was eligible to attend.

     Dr. Boyd has held several positions with the Company since its inception in 1983 including Chief Executive Officer, President, Chief Technical Officer and Director. Dr. Boyd is currently Chairman of the Board and Chief Technology Officer. He is an Adjunct Professor of Radiology (Physics) at the University of California, San Francisco ("UCSF") and spends approximately 5% of his time on his duties at the University. He has held various academic positions with UCSF for more than the past five years. Dr. Boyd also serves as a director of Invision Technologies, Inc.

     Dr. Couch has been a director of the Company since its inception in 1983. In May 1987 he became Vice President, Scientific Affairs. He served as Secretary from March 1990 to December 1993.

     Mr. Meyer was elected President and Chief Executive Officer of the Company on June 23, 1993. From April 1991 until joining the Company he was Vice President, Operations of Otsuka Electronics (U.S.A.), Inc., Fort Collins,
Colorado,   a   manufacturer   of  clinical  MR  systems  and   analytical   NMR
spectrometers. From August 1990 to April 1991 he was a founding partner of Medical Capital Management, a company engaged in providing consulting services to medical equipment manufacturers, imaging services providers and related medical professionals. Prior thereto he was President and Chief Executive
Officer of American Health Services Corp., a developer and operator of diagnostic imaging and treatment centers. Mr. Meyer is a director of BSD Medical Corporation.

     Mr. Ross has been a director of the Company since January 1987 and served as its Vice President, Marketing and Sales from October 1985 to December 1987. Since January 1988 Mr. Ross has been President of CEMAX/ICON, Inc., a privately held company engaged in the manufacture and sale of medical imaging and networking software.

     Mr. Test has been a director of the Company since its inception in 1983. He is a senior partner of the San Francisco and Palo Alto law firm of Flehr, Hohbach, Test, Albritton & Herbert where he has practiced patent law for more than the past five years.

Retiring Director

     Dr. Giovanni Lanzara, for more than the past five years, has been a professor on the faculty of engineering at the University of Aquila, Rome, a part of the Italian state university system. Dr. Lanzara's service on the Board of Directors of the Company is in accordance with a Series A Preferred Stock Purchase Agreement dated July 20, 1988 (the "Series A Agreement") among the Company, FI.M.A.I. (a member of the Italimprese group of companies), and Societe d'Investissements dan des entreprises commerciales, industrielles et technologiques,  S.A.  ("SIECIT").  Pursuant  to  the  terms  of  the  Series  A
Agreement, the Company agreed that so long as FI.M.A.I. and SIECIT own an aggregate of at least 2,000,000 shares of the Company's Common Stock (or Series A Preferred Stock convertible into such shares), the Company was obligated include a person chosen by FI.M.A.I. among the persons nominated for election to the Board of Directors at each annual meeting of shareholders, and so long as FI.M.A.I and SIECIT own an aggregate of at least 8,000,000 shares of the Company's Common Stock (or Series A Preferred Stock convertible into such shares), the Company was obligated to include two persons chosen by FI.M.A.I. among the persons nominated for election to the Board of Directors at each annual meeting of shareholders. The obligations of the Company pursuant to such agreement have terminated. Dr. Lanzara has indicated to the Company his desire not to stand for reelection to the Board of Directors.

Board Committees and Meetings

     During 1995 the Board of Directors held 4 meetings. The Board of Directors has a standing Audit Committee whose function is to recommend the engagement of the Company's independent accountants, approve services performed by such accountants, and review and evaluate the Company's accounting system and system of internal controls. The Audit Committee, which consisted of Messrs. Meyer and Test and Dr. Ugo Busatti, who resigned as a director on March 7, 1996, held one meeting during the fiscal year.

     The Board of Directors has a standing Compensation Committee which makes recommendations to the Board of Directors concerning salaries and incentive compensation paid to officers; administers the Company's 1983 and 1993 Stock Option Plans, including the grant of options, the Company's 1987 Stock Bonus Incentive Plan, the Company's 1994 Employee Stock Purchase Plan; and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which consisted of Messrs. Ross and Test, held four meetings during the year.

Compensation of Directors

     Aldo Test, a director of the Company, renders consulting services to the Company on a month-to-month basis for which he received compensation of $17,500 during 1995, and may be expected to do so in the future. The law firm of Flehr, Hohbach, Test, Albritton & Herbert, of which Mr. Test is a member, represents the Company with respect to intellectual property matters and may be expected to continue to do so in the future. Terry Ross, a director of the Company, renders consulting services to the Company pursuant to a month-to-month consulting agreement which commenced in November 1993. In 1995 Mr. Ross received $17,500 pursuant to such agreement.

     Non-Employee Director Compensation. In connection with their services to the Company, directors who are not employees of the Company have periodically received stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to purchase shares of Common Stock. The exercise price of the options is 85% of the fair market value of the Common Stock on the date of grant as quoted on the NASDAQ National Market System. Typically, the options granted to directors vest 25% per year on the anniversary of the date of grant and have a term of five years. Each option terminates prior to the expiration date if the optionee's service as a non-employee director, or, subsequently as an employee, of the Company terminates.

     In 1991 the directors and shareholders approved the Directors' Plan in order to attract and retain highly qualified non-employee directors by providing each non-employee director with an opportunity to purchase the Company's stock and to provide incentives for such persons to exert maximum efforts on behalf of the Company. Subject to provisions relating to adjustments upon changes in stock, the Directors' Plan currently covers an aggregate of 550,000 shares of the Company's Common Stock.

     The Directors' Plan is administered by the Board of Directors. The Board may suspend or terminate the Directors' Plan at any time. If no such termination occurs, the Directors' Plan will terminate in the year 2001.

     Options may be granted only to directors of the Company who are not employees of the Company or any affiliate of the Company. The Directors' Plan provides for the automatic grant of options to purchase shares of Common Stock of the Company to non-employee directors. Each person elected for the first time to be a Non-Employee Director automatically receives an option to purchase 25,000 shares of the Company's Common Stock. The Directors' Plan also provides that every non-employee director is to receive an option to purchase 25,000 shares on July 1st of each year if such director served continuously as such for the entire preceding twelve months.

     The non-employee directors (Messrs. Lanzara, Ross and Test) are entitled to receive options to purchase 25,000 shares each under the plan on July 1st of each year. In fiscal 1995 such persons received 25,000 shares each at an option price of $0.82 per share representing options for service during the 1993-1994 plan year and options to purchase 25,000 shares each at an option price of $0.71 representing options for service during the 1994-1995 plan year. In addition, directors who are not officers of the Company are eligible for reimbursement in accordance with Company policy for their expenses in connection with attending meetings of the Board of Directors and any committees thereof.

     Employee Director Options. Employees who serve as directors of the Company receive no additional compensation for such service.

                             EXECUTIVE COMPENSATION


Summary Compensation of Named Executives

     The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the three other most highly compensated executive officers each of whose aggregate compensation exceeded $100,000 for services rendered in all capacities during fiscal year 1995 (collectively referred to as the "Named Executive Officers"). Compensation data is shown for the fiscal years ended December 31, 1995, 1994 and 1993. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

                       Summary Compensation Table
                                                     Long Term
                              Annual                 Compensation    All Other
                              Compensation           Awards      Compensation(b)
- ------------------------------------------------------------------------------
Name and Principal                                    Options/
Position              Year    Salary($)(a)  Bonus     SARs
Douglas P. Boyd       1995    158,000                                     4,620
 Chairman of the      1994    150,000                                     2,250
 Board                1993    135,853                 100,000             -0-

S. Lewis Meyer        1995    201,000                                     4,620
 President and Chief  1994    196,833      25,000(d)                      1,845
 Executive Officer(c) 1993    105,100      50,000(d)  600,000(e)           -0-
Dale E. Grant         1995    164,000
 Executive Vice       1994    156,000      50,000(f)  400,000(g)
 President            1993      -0-

Gary H. Brooks        1995    125,000                                     3,627
 Vice President and   1994    120,000                                     1,710
 Chief Financial      1993      4,469                 200,000(h)           -0-
 Officer
- ------------------------------------------------------------------------------

(a) Amounts shown include cash and non-cash compensation earned with respect to the year shown above.
(b) Represents the Company's matching contributions to its 401(k) plan.
(c) Mr.  Meyer was elected  President  and Chief  Executive  Officer on June 23,
    1993.
(d) Represents portion of a $75,000 bonus payable to Mr. Meyer upon commencement of his employment with the Company.
(e) Includes 600,000 options granted under the Company's 1994 Stock Option Plan. Excludes a warrant, exercisable for six years commencing June 14, 1994, but not later than 12 months following Mr. Meyer's termination of employment, to purchase 400,000 shares of the Company's Common Stock at a purchase price of $1.50 per share. On May 20, 1994, the Board of Directors approved a reduction of the warrant purchase price from $1.50 to $0.75 per share.

(f) Represents a bonus payable to Mr. Grant upon commencement of his employment with the Company.
(g) Represents options granted in January 1994 under the 1994 Stock Option Plan.
(h) Represents  options  granted in December  1993 under the 1994 Stock  Option
    Plan.


Incentive and Remuneration Plans

     1987 Stock Bonus Incentive Plan. In 1988 the shareholders of the Company approved the adoption of a Stock Bonus Incentive Plan ("Stock Bonus Plan"). The Stock Bonus Plan was adopted to reward participants for past services and to encourage them to remain in the Company's service. The Stock Bonus Plan is administered by the Compensation Committee of the Board of Directors which presently consists of Messrs. Test and Ross. The Committee has exclusive authority to act on the following matters: selection of the persons among the eligible participants (which consists of all employees, including officers and directors of the Company, and consultants to the Company) who are to participate in the Stock Bonus Plan; the determination of each participant's stock bonus opportunity and actual bonus; changes in the Plan, and all other actions the Committee deems necessary or advisable to administer the Plan.

     The total number of shares of Common Stock which may be issued under the Stock Bonus Plan is 1,200,000 shares with no more than 400,000 shares available for issuance in any single calendar year.

     The Compensation Committee, when making the determination of participants, also establishes a bonus opportunity for each participant which is expressed as a percentage of base performance goals to be reached by each participant. A participant is entitled to earn a maximum bonus of 40% of his or her salary. After the end of each fiscal year, the Committee determines each participant's bonus award expressed in dollars. The number of shares of Common Stock to be issued is determined by dividing the bonus award by the closing stock price for the Common Stock on the first Thursday in February of each year following the calendar year to which the bonus relates.

     No participant is eligible to receive a bonus award unless such participant is either employed by the Company or providing consulting services to the Company on the last day of the calendar year to which the bonus relates.

     During the 1995 fiscal year no shares were granted under the Stock Bonus Plan.

Stock Participation and Option Plans

     1994 Employee Stock Purchase Plan. In 1993 the directors approved the adoption of the 1994 Employee Stock Purchase Plan (the "Plan"). The Plan was approved by the shareholders at the 1994 Annual Meeting and became effective January 1, 1994. All employees, including executive officers, may purchase shares of the Company's Common Stock at a discount of 15% from the market price of the shares. The plan replaced the Company's 1984 Employee Stock Participation Plan which expired January 17, 1994. The Plan is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, but is not subject to the provisions of ERISA.

     The maximum aggregate number of shares to be offered under the Plan is 1,000,000 shares of the Company's Common Stock. As of April 15, 1996, 993,534 shares of the Company's Common Stock have been issued under the Plan and no further shares were issuable. Subject to shareholder approval at this meeting, the directors of the Company have approved an amendment to the Plan increasing the number of shares eligible for sale under the Plan from 1,000,000 to 1,800,000 shares.

     All employees who are regular employees of the Company, whose date of hire is at least six months prior to the beginning of the Offering Period or Interim Offering Period, and who are customarily employed for at least 20 hours per week and more than five months in any calendar year are eligible to participate in the Plan. The first Offering Period began January 1, 1994 and ran through March 31, 1996. Each Interim Offering Period is a calendar quarter. As of April 1, 1996, a total of 150 employees met the eligibility requirements under the Plan.

     Eligible employees are offered the opportunity to purchase Common Stock by means of payroll deductions of 2%, 4%, 6%, 8% or 10% of compensation. The specific percentage selected is at the employee's option, up to a yearly maximum currently established at $2,000 of the fair market value of the Stock, determined on the Offering Date, and so long as the participant would not own 5% or more of the voting power of the Company's stock following the purchase. Each participant may begin participation in the Plan at the beginning of the Offering Period or any Interim Offering Period, may decrease but not increase participation during the Offering Period, and may terminate participation in the Plan before the end of any Interim Offering Period, all subject to certain notice and filing requirements.

     Administration of the Plan is by the Company's Board, or Compensation Committee by delegation. The Committee is comprised of at least two members of the Company's Board, each of whom must be disinterested as defined in Securities and Exchange Commission regulations. The Committee has the powers of the Board pursuant to the Plan, including the power to determine questions of policy and expediency that may arise in the administration of the Plan, all subject to the provisions of the Plan. Members of the Committee receive no compensation for their services in connection with the administration of the Plan.

     The price for the shares purchased pursuant to the Plan is equal to 85% of the fair market value of the shares on either the Offering Date (or date of entry for new or re-enrolling employees) or the last day of each Interim Offering Period, whichever is less. The funds contributed by the participant earn no interest while they are being held by the Company.

     To participate in the Plan, employees must submit the appropriate documentation authorizing deductions from payroll in specified amounts to the Company prior to the Offering Period or Interim Offering Period. Funds deducted during the quarter are used to purchase shares of the Company's Common Stock, the number of which is determined (in whole shares) on the final day of that quarter by dividing the amount in the participant's Plan Account by the purchase price of the stock as determined above. Participants receive certificates quarterly for all shares purchased during that quarter. They may retain the certificated shares or sell them in the open market or otherwise, subject to securities and tax law restrictions. Upon termination of employment, participants will receive certificates evidencing previously purchased shares and a return of any balance remaining in the participant's account on the date of termination.

     The Board reserves the right to amend or discontinue the Plan, provided that no participant's existing rights are adversely affected, and provided further that without Shareholder approval, no amendment will be effective: (1) increasing the aggregate number of shares authorized for purchase under the Plan or to be purchased by any participant; (2) materially changing the requirements for eligibility to participate, or reducing the purchase price formula in the Plan, or materially increasing the benefits accruing to participants under the Plan; (3) extending the term of the Plan; or (5) otherwise modifying the Plan if the modification requires shareholder approval to satisfy applicable statutes or Internal Revenue Service and/or Securities and Exchange Commission regulations.

     1993 Stock Option Plan. The Company's 1993 Stock Option Plan, which was approved by the Shareholders at the 1993 Annual Meeting (the "Option Plan"), is intended to advance the interests of the Company by inducing persons of outstanding ability and potential to join and remain with the Company by enabling them to acquire proprietary interests in the Company. The Option Plan covers an aggregate of 5,500,000 shares of Common Stock. At the June 25, 1995 Annual Meeting, the shareholders approved an increase in the number of shares which may be issued under the Option Plan from 3,000,000 to 5,500,000.

     The  Option  Plan  provides  for the  granting  of two  types  of  options:
"incentive stock options" and "nonstatutory stock options." The incentive stock options (but not the nonstatutory stock options) are intended to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option Plan succeeded the 1983 Stock Option Plan which expired in 1993.

     Options may be granted under the Option Plan to all full-time regular employees including officers, directors (whether or not employees) and consultants of the Company; provided, however, that incentive stock options may not be granted to any non-employee director or consultant. As of April 1, 1996 approximately 150 employees and consultants were eligible to participate in the Option Plan.

     The Compensation Committee of the Board of Directors administers the Option Plan. The Committee has the power, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, and the other terms of the options.

     The maximum term of each option is ten years. Incentive Stock Options (ISO) granted under the Plan generally vest quarterly over a four year period following the date of grant. Non-Statutory Options (NOS) granted under the Plan generally vest annually over a four-year period following the date of grant.

     The exercise price of all nonstatutory stock options granted under the Option Plan must be at least equal to 85% of the fair market value of the underlying stock on the date of grant. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the underlying stock on the date of grant.


Option Grants in Last Fiscal Year

     No options to purchase shares of the Company's Common Stock were granted to any Executive Officer of the Company during the last fiscal year.

     In October 1995 the Company's wholly-owned subsidiary, HeartScan Imaging, Inc. ("HSI") approved the adoption of the HeartScan Imaging, Inc. 1995 Stock Option Plan (the "HSI Option Plan"). The HSI Option Plan is intended to advance the interests of HSI by inducing persons of outstanding ability and potential to join and remain with HSI by enabling them to acquire proprietary interests in HSI. The HSI Option Plan covers an aggregate of 250,000 shares of HSI Common Stock. The Option Plan provides for the granting of two types of options:
"incentive stock options" and "nonstatutory stock options." The incentive stock options (but not the nonstatutory stock options) are intended to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Options may be granted under the HSI Option Plan to all employees including officers, directors (whether or not employees) and consultants of HSI; provided, however, that incentive stock options may not be granted to any non-employee director or consultant. HSI's Board of Directors has the power, subject to the provisions of the HSI Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, and the other terms of the options. The functions of HSI's Board of Directors under the HSI Option Plan are presently being administered by the Compensation Committee of Imatron's Board of Directors.

     The maximum term of each option is ten years. Options granted under the HSI Option Plan generally vest annually over a four-year period.

     The exercise price of all nonstatutory stock options granted under the HSI Option Plan must be at least equal to 85% of the fair market value of the underlying stock on the date of grant. The exercise price of all incentive stock options granted under the HSI Option Plan must be at least equal to the fair market value of the underlying stock on the date of grant.

     During HSI's last fiscal year, two options were granted under the plan to purchase an aggregate of 112,500 shares of the HSI's Common Stock at $.001 per share, HSI's estimate of the fair market value of such shares at the date of grant. The options were granted to Dale E. Grant, HSI's President and Chief Operating Officer (75,000 shares) and to Gary H. Brooks, HSI's Vice President, Secretary and Chief Financial Officer (37,500). The options granted to Messrs. Grant and Brooks were granted pursuant to the terms of employment agreements entered into in 1993 with Messrs. Grant and Brooks in connection with the commencement of their employment by Imatron and HSI, and vest over a four year period commencing January 1, 1994. The options are subject to adjustment in price and amount based on the amount and terms of HSI's future financings. HSI has reserved an additional 325,000 shares of Common Stock for future issuance to employees under the HSI Option Plan and under plans to be adopted. It is HSI's intention to reserve, in the aggregate, approximately 20% of its capital stock for grants to employees under the HSI Option Plan and under plans to be adopted.

Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table sets forth the options exercised during the last fiscal year by Named Executive Officers of the Company:

    Aggregated Options Exercised and Option Values in Fiscal Year Ended 1995



                                                                      Number of securities          Value of unexercised
                                                                     underlying unexercised        in the money options at
                                                                     options at year-end (#)            year-end ($)
                            Shares acquired           Value
        Name                on exercise(#)         realized ($)      exercisable/unexercisable     exercisable/unexercisable

Douglas P. Boyd                   70,000              $ 167,300              167,450/62,500           $248,128/$93,600
Dale E. Grant                     51,000              $ 119,635              124,000/226,000          $194,680/353,250


Compensation Committee Report

     This report is provided by the Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of Imatron's Chief Executive Officer and other executive officers. The Committee, made up of non-employee Directors, is responsible for establishing and administering the Company's executive compensation program. None of the members of the Committee are eligible to receive awards under the Company's incentive compensation programs.

     Imatron's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its competitiveness in the medical imaging industry. It does this by utilizing competitive base salaries that recognize a philosophy of career continuity and by rewarding exceptional performance and accomplishments that contribute to the Company's success.

                      Compensation Philosophy and Objective

     The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. The Committee finds greatest value in executives who possess the ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the named executive officers and the Chief Executive Officer, are based on the same criteria. These include quantitative factors that directly improve the Company's short-term financial performance, as well as qualitative factors that strengthen the Company over the long term, such as demonstrated leadership skills and the ability to deal quickly and effectively with difficulties which sometimes arise.

     The Committee believes that compensation of Imatron's key executives should:

      *Link rewards to business results and stockholder returns;
      *Encourage creation of stockholder value and achievement of strategic objectives;
      *Maintain an appropriate balance between base salary and short-and long-term incentive opportunity;
      *Attract and retain, on a long-term basis, highly qualified executive personnel; and
      *Provide total compensation opportunity that is competitive with that provided by competitors in the medical imaging industry, taking into account relative company size and performance as well as individual responsibilities and performance.

                     Key Elements of Executive Compensation

     Imatron's executive compensation program consists of three elements: Base Salary, Short-Term Incentives and Long-Term Incentives. Payout of short-term incentives depends on corporate performance measured against annual objectives and overall performance. Payout of the long-term incentives depends on performance of Imatron stock, both in absolute and relative terms.

Base Salary

     A competitive base salary is crucial to support the philosophy of management development and career orientation of executives. Salaries are targeted to pay levels of the Company's competitors and companies having similar capitalization and revenues, among other attributes. Executive salaries are reviewed annually.

Short-Term Incentive

     Short-term awards to executives are made in cash and in stock to recognize contributions to the Company's business during the past year. The bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills.

     Stock Bonus Incentive Plan. In 1988 the shareholders approved the adoption of the 1987 Stock Bonus Incentive Plan. Under the terms of the Stock Bonus Plan the Committee may award shares of the Company's Common Stock to employees, including executive officers.

Long-Term Incentive

     Long-term incentive awards provided by shareholder-approved compensation programs are designed to develop and maintain strong management through share ownership and incentive awards. Stock options were the only long term incentive granted to executive officers in 1995.

     Stock Option Plan. In 1994, the shareholders approved the adoption of the 1993 Stock Option Plan (which replaced the 1983 Stock Option Plan). In 1995 the directors and shareholders approved an increase in the number of shares reserved under the Option Plan from 3,000,000 shares to 5,500,000 shares. At the sole discretion of the Committee, eligible officers and employees periodically receive options to purchase shares of the Company's Common Stock pursuant to the Option Plan. The value of the options depends entirely on appreciation of Imatron stock. Grant of options depends upon quarterly and annual Company performance, as determined by review of qualitative and quantitative factors.

     Employee Stock Purchase Plan. In 1994 the directors and shareholders approved the adoption of the 1994 Employee Stock Purchase Plan. All employees, including executive officers, may purchase shares of the Company's Common Stock at a discount of 15% from the market price of the shares. The Plan became effective January 1, 1994.

     1995 Compensation. During 1995 the Company's revenues decreased 25.6% from the prior year and the Company incurred a loss of $2,449,000 versus a profit of $2,310,000 during the prior fiscal year. However, the Company made substantial progress in improving its technology, raised a significant amount of additional equity capital and bank credit to finance its future growth, and was successful in opening and pre-opening phases of two coronary artery disease risk assessment centers. Based on this performance, only selective cost-of-living and merit salary increases were implemented during the year and no new stock option grant or stock of cash bonuses were given during the year to any Named Executive Officer. Stock options were granted to other employees of the Company based on the employee's level of responsibility and other factors. If the Company's financial condition improves in 1996, the Company anticipates implementing a program of regular merit salary adjustments for executive officers together with other forms of compensation such as incentive stock option awards and bonus payments based on achievement of specific goals and objectives.

                    1995 Chief Executive Officer Compensation

     Mr. Meyer's 1994 base salary of $185,000 was increased in 1994 to $195,000 and on March 1, 1996 was increased to $205,000. The Committee believes that the base salary and other terms and conditions of his employment are consistent with the foregoing philosophy and objectives and reflect the scope and level of his responsibilities.

Members of the Compensation Committee

Terry Ross
Aldo Test


Share Investment Performance

     The following graph compares the total return performance of the Company for the periods indicated with the performance of the NASDAQ Index (presented on a dividends reinvested basis) and the performance of the Hambrecht & Quist Technology Index. The Company's shares are traded on the NASDAQ National Market System under the symbol "IMAT". The Hambrecht & Quist Technology Index is comprised of the publicly traded stocks of 200 technology companies and include companies in the electronics, medical and related technology industries. The total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                                Performance Graph








Year              1990        1991       1992        1993       1994      1995

Imatron Inc.       100       323.93      166.67     304.88     166.77    304.88

NASDAQ Index       100       160.55      186.85     214.50     209.67    296.51

Hambrecht & Quist  100       147.83      170.04     185.56     215.39    323.40
Technology Index

Employment Contracts, Termination of Employment and Change-in-Control
 Arrangements

     S. Lewis Meyer became President and Chief Executive Officer of the Company on June 14, 1993. In connection with such employment the Company entered into an Executive Employment Agreement with Mr. Meyer providing for an initial term ending December 31, 1993 and continuing for rolling six month periods. Pursuant to the agreement Mr. Meyer is entitled to a base salary of $185,000 per year subject to annual review, a one time hiring bonus of $75,000, a non-qualified stock option to purchase 600,000 shares of the Company's Common Stock at $0.58 per share (85% of the closing price of a share of the Company's Common Stock on the date of grant) (subsequently repriced to $0.56), to be vested over a four year period, a warrant to purchase 400,000 shares of the Company's Common Stock at an exercise price of $1.50 (subsequently reduced to $0.75 per share) exercisable for six years commencing June 14, 1994, but not later than 12 months following Mr. Meyer's termination of employment, and certain other benefits.

Filings by Directors, Executive Officers and Ten Percent Holders

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such forms furnished to it, and written representations that no other reports were required, during the fiscal year ended December 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors, and beneficial owners of more than ten percent of the Company's equity securities were complied with by such persons.


                                   PROPOSAL 2
        ADOPTION OF AN AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

Proposal

     The shareholders are being requested to consider and act upon a proposal to amend Section 3 of the Company's 1994 Employee Stock Purchase (the "Plan") to increase the aggregate number of shares of Common Stock for purchase pursuant to the Plan from 1,000,000 to 1,800,000 shares. The Board of Directors of the Company, at its February 9, 1995 meeting, approved a resolution proposing to amend the Plan conditioned upon shareholder approval. The affirmative vote of the holders of a majority of the shares represented and voting at the meeting is required for approval.

     The Plan is intended to advance the interests of the Company by inducing persons of outstanding ability and potential to join and remain with the Company by enabling them to acquire proprietary interests in the Company. For information concerning the operation of the Plan, see 1994 Employee Stock Purchase Plan, above. Presently there are approximately 150 persons eligible to participate in the Plan.

     If the proposed amendment is approved by the shareholders, 800,000 additional shares of Common Stock may be issued, subject to adjustment for certain changes in capitalization. As of the date hereof, 993,534 shares had been issued under the Plan and no further shares were being offered. The number of units and dollar value of future grants under the Plan are not determinable.

     The table below shows, as to each of the Company's Named Executive Officers and the various indicated groups, the number of shares of Common Stock purchased under the Plan in fiscal 1995 and fiscal 1994, together with the weighted average purchase price paid per share.

                                 Fiscal 1995                 Fiscal 1994
                          Number of       Weighted      Number of      Weighted
                          Purchased       Average       Purchased      Average
                           Shares         Purchase       Shares        Purchase
                             (#)          Prices           (#)         Price($)

Dr. Douglas P. Boyd        4,651          $0.43          9,302           $0.43

S. Lewis Meyer             4,651          $0.43          9,301           $0.43

Dale S. Grant              -0-                            -0-

Gary H. Brooks             2,352          $0.85          4,705           $0.85

All Named Executive
Officers as a
group                      11,654         $0.51         23,308            $0.51

All employees who are
not executive officers    323,321         $0.49        479,934            $0.44


                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL TWO

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP has served as the Company's independent auditors for the year ended December 31, 1995, and has been selected by the Company's Board of Directors as the independent auditors for the year ending December 31, 1996.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

     The Company is not asking  shareholders to approve the selection of Ernst &
Young  LLP  because  the  Company   believes  that  such  a  selection  is  more
appropriately left to the discretion of its Board of Directors.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                            By Order of the Board of Directors


                                            /s/ Gary H. Brooks
                                            -------------------
                                            Gary H. Brooks
                                            Secretary

May 7, 1996

                                  IMATRON INC.

                      Proxy Solicited by Board of Directors
               For Annual Meeting of Shareholders -- June 28, 1996

     Douglas P. Boyd and S. Lewis Meyer, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned with all powers which the undersigned would possess if personally present, to vote the securities of the undersigned at the annual meeting of shareholders of IMATRON INC. to be held at the Company's corporate offices, 389 Oyster Point Boulevard, South San Francisco, California 94080, at 10:00 a.m. local time on Friday, June 28, 1996, and at any postponements or adjournments of that meeting as set forth below, and in their discretion upon any other business that may properly come before the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW:

         1. To elect directors to hold office until the 1997 annual meeting of shareholders or until their successors are elected.

[__] FOR all nominees               [__]WITHHOLD AUTHORITY
listed below (except                to vote for all nominees
as marked below)                    listed below

Douglas P. Boyd            John L. Couch    S. Lewis Meyer
Terry Ross                 Aldo Test

To withhold authority to vote for any nominee, write that nominee's name below:
______________________________________________________________

     2. To approve an amendment to the Company's 1994 Employee Stock Purchase Plan to increase the authorized number of shares from 1,000,000 to 1,800,000.

[  ] FOR approving the amendment            [  ] AGAINST approving the amendment
to the 1994 Employee Stock Purchase Plan     to the 1994 Employee Stock Purchase
                                             Plan

     The undersigned hereby acknowledge receipt of (a) Notice of Annual Meeting of Shareholders to be held May 20, 1994, (b) the accompanying Proxy Statement, and (c) the annual report of the Company for the year ended December 31, 1995.

                                    Date: ______________________, 1996

                                    __________________________________

                                    __________________________________

                           Please sign exactly as signature appears at left. Executors, administrators, traders, guardians, attorneys-in-fact, etc.should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign.